UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 14, 2015
Diamond Resorts International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35967	46-1750895
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 14, 2015, Diamond Resorts Corporation (“DRC”), a wholly-owned subsidiary of Diamond Resorts International, Inc. (the “Company”), entered into an Asset Purchase Agreement with Ocean Beach Club, LLC, Gold Key Resorts, LLC, Professional Hospitality Resources, Inc., Vacation Rentals, LLC and Resort Promotions, Inc. (collectively, the “Gold Key Companies”). The Gold Key Companies manage vacation ownership resorts in Virginia Beach, VA and the Outer Banks, NC. Pursuant to the Asset Purchase Agreement, DRC has agreed to acquire substantially all of the assets of the Gold Key Companies relating to their operation of their vacation ownership business in exchange for approximately $167.5 million, subject to adjustment in accordance with the terms of the Asset Purchase Agreement. An aggregate of $5 million of the purchase price will be deposited into an escrow account and held by an escrow agent to secure the obligations of the Gold Key Companies under the Asset Purchase Agreement. The acquisition is expected to close in the fourth quarter of 2015.

Upon the closing of the acquisition contemplated by the Asset Purchase Agreement, which is subject to customary closing conditions, DRC will acquire management contracts, real property interests, unsold vacation ownership interests and other assets of the Gold Key Companies, adding six additional managed resorts to the Company’s resort network. The Asset Purchase Agreement includes customary representations, warranties and covenants by the respective parties, including, among others, indemnification covenants and a covenant restricting the Gold Key Companies from entertaining, soliciting or encouraging any alternative acquisition proposals.

On August 17, 2015, the Company issued a press release announcing DRC’s entry into the Asset Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Diamond Resorts International, Inc., dated August 17, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts International, Inc.
August 18, 2015	By: /s/ Jared T. Finkelstein Name: Jared T. Finkelstein Title: Senior Vice President-General Counsel and Secretary